EXHIBIT 99.1

Liberty Tax Announces Engagement of Independent Auditor

Nasdaq Notifies Liberty of Compliance with Listing Requirements  Relating to Audit Committee Composition

VIRGINIA BEACH, Va., April 19, 2018 (GLOBE NEWSWIRE) -- Liberty Tax, Inc. (NASDAQ:TAX) (the “Company”), the parent company of Liberty Tax Service, announced today that the Audit Committee of the Board of Directors of the Company has engaged Carr Riggs & Ingram, LLC (“CRI”) as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2018, effective immediately.

The Company also announced that it was notified on April 12, 2018 by the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) that, due to the appointments of G. William Minner, Jr. and Thomas Herskovits to the Audit Committee of the Board of Directors, the Company had regained compliance with Nasdaq Listing Rule 5605(c)(2), which requires that the Audit Committee of the Board of Directors consist of at least three members, each of whom must satisfy the independence and other requirements of Nasdaq Listing Rule 5605(c)(2)(A).  The current members of the Audit Committee are Ross N. Longfield and Messrs. Minner and Herskovits.

With the engagement of CRI, the Company intends to move forward with the review and filing of its Forms 10-Q for the quarters ended October 31, 2017 and January 31, 2018 with the Securities and Exchange Commission (“SEC”) as soon as practicable.  As previously reported, Nasdaq provided the Company until June 11, 2018 to file these Forms 10-Q with the SEC to regain compliance with Nasdaq Listing Rule 5250(c)(1).

About Liberty Tax, Inc.
Founded in 1997 by John T. Hewitt, Liberty Tax, Inc. (NASDAQ:TAX) is the parent company of Liberty Tax Service. In the U.S. and Canada, last year, Liberty Tax prepared over two million individual income tax returns in more than 4,000 offices and online. Liberty Tax's online services are available through eSmart Tax, Liberty Online and DIY Tax, and are all backed by the tax professionals at Liberty Tax locations and its nationwide network of seasonal tax preparers. Liberty Tax also supports local communities with fundraising endeavors and contributes as a national sponsor to many charitable causes. For a more in-depth look, visit Liberty Tax Service and interact with Liberty Tax on Twitter and Facebook.

CONTACT:
Investors:  Nick Bates
Liberty Tax, Inc.
Vice President, Chief Financial Officer
(757) 493-8855
investorrelations@libtax.com